Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

SpartanNash Declares Quarterly Cash Dividend

GRAND RAPIDS, Mich. – Nov.17, 2023 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that on Nov. 14, 2023, its Board of Directors approved a quarterly cash dividend of $0.215 per common share. The dividend will be paid on Dec. 29, 2023, to shareholders of record as of the close of business on Dec. 8, 2023. As of Nov. 15, 2023, there were 34,625,580 common shares outstanding.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 and growing. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

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